Exhibit 99.1

Energous Receives FCC Certification for New Groundbreaking Over-the-Air,

Power-at-a-Distance Wireless Charging

Certification of new smaller, cost-effective over-the-air charging transmitter paves the way for next generation wireless charging for consumer electronics, medical devices, sensors as well as automotive and industrial applications

San Jose, CA – April 21st, 2020 – Today Energous Corporation (NASDAQ: WATT), the developer of WattUp®, a revolutionary wireless charging 2.0 technology, announced that it has received a FCC certification under Part 18 for its new advanced WattUp over-the-air wireless charging transmitter. The new transmitter is based on a single advanced antenna and newly developed chip components with an innovative system architecture which eliminates the use of beamforming techniques while passing applicable FCC regulatory health and safety standards. The new technology is expected to make it easier for consumer electronic, medical, industrial and automotive manufactures to integrate the WattUp technology based on its simplified design, smaller footprint and reduced cost.

“We are extremely excited to have received FCC certification for our new, revolutionary over-the-air wireless charging technology. It was developed to meet the specific requirements from manufacturers looking to embed the WattUp wireless distance technology into devices such as smart speakers, access points, gaming consoles and other small form factor product applications to provide over-the air charging to smartwatches, fitness bands, smart glasses, sensors and other devices,” said Stephen R. Rizzone, president and CEO of Energous Corporation. “This announcement and the WattUp-enabled distance charging products that we anticipate will follow from it will truly differentiate Energous from our competitors, furthering our position as the market leader and trailblazer for next generation wireless charging 2.0.”

The advanced WattUp at-a-distance transmitter integrates Energous’ DA4100 with the company’s latest GaN-based power amplifier technologies. The transmitter has been subject to rigorous testing and successfully completed all applicable regulatory requirements and safety tests.

Energous gathers key insights into product development and production processes based on ongoing collaboration and communication with its manufacturing customers and partners, and continuously iterates on its WattUp wireless charging technology to meet their needs and various specifications and regulatory requirements. Transmitter products from partners and customers using the advanced charging technology are anticipated to be smaller and include additional performance enhancements and features.

“The ability to charge devices at a distance has always been the ultimate goal for Energous and will be a major differentiator,” said Mark Tyndall, senior vice president corporate development and strategy at Dialog Semiconductor. “The newly certified advanced, at-a-distance technology announced today broadens the wireless charging capabilities we can offer our customers as Energous’ strategic partner and worldwide supplier of the WattUp technology.”

In addition to announcing receipt of FCC certification, Energous also announced that, while it expected revenues to increase quarter-over-quarter, it was withdrawing its cumulative forecast previously announced on February 26, 2020 as a result of uncertainty related to the impact of COVID-19 on its business, customers and partners, as well as the bankruptcy filing of ZPower, which the Company had previously identified as a possible partner.

To learn more about Energous, please visit Energous.com or follow the company on Twitter, Facebook and LinkedIn.

About Energous Corporation

Energous Corporation (Nasdaq: WATT) is leading the next generation of wireless charging – wireless charging 2.0 – with its award-winning WattUp® technology, which supports fast, efficient contact-based charging, as well as charging at a distance. WattUp is a scalable, RF-based wireless charging technology that offers substantial improvements in contact-based charging efficiency, foreign object detection, orientation freedom and thermal performance compared to older, coil-based charging technologies. The technology can be designed into many different sized electronic devices for the home and office, as well as the medical, industrial, retail and automotive industries, and it ensures interoperability across products. Energous develops silicon-based wireless power transfer (WPT) technologies and customizable reference designs. These include innovative silicon chips, antennas and software, for a large variety of applications, such as smartphones, fitness trackers, hearables, medical sensors and more. Energous received the world’s first FCC Part 18 certification for at-a-distance wireless charging, and the company has 222 awarded patents for its WattUp wireless charging technology to-date. For more information, please visit Energous.com.

Safe Harbor Statement

This press release contains forward-looking statements that describe our future plans and expectations. These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of our forward-looking statements in this release include our statements about technology developments, partner product development and wireless charging innovation. Our forward-looking statements speak only as of this date; they are based on current expectations and we undertake no duty to update them. Factors that could cause actual results to differ from what we expect include: the impact of the COVID-19 outbreak on the U.S. and global economies generally and on our business, regulatory approvals, product development, employees, partners, customers and potential user base; uncertain timing of necessary regulatory approvals; timing of customer product development and market success of customer products; our dependence on distribution partners; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, in evaluating our forward-looking statements.

For more information:

Energous Public Relations

PR@energous.com

(408) 963-0200

Energous Investor Relations

Mike Bishop

(415) 894-9633

IR@energous.com

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